Exhibit 99.1

MicroVision Announces 2011 Results and 2012 Objectives

Company grows revenue by 19%, reduces cash used in operations by 40% and kicks off 2012 with design sample shipments of next-generation PicoP display engine

REDMOND, Wash.--(BUSINESS WIRE)--February 27, 2012--MicroVision, Inc. (NASDAQ: MVIS), the leader in innovative ultra-miniature projection display technology, today announced its 2011 operating and financial results and key 2012 business objectives.

MicroVision completed all of the key objectives of its 2011 business plan including:

  Advancement of the next-generation HD PicoP® display engine technology based on direct green lasers (PicoP® Gen2) for commercialization in 2012. MicroVision’s PicoP Gen2 display engine will offer multiple advantages including small form factor, lower price, and superior imaging performance.
  Substantially completed the development of key components and subsystems of the PicoP Gen2 display engine, including a new light source module that uses red, blue, and green laser diodes, a new 720p MEMS mirror and accompanying electronics.
  Integrated early samples of direct green lasers from three different manufacturers into the first prototypes of the PicoP Gen2 display engine to validate their performance.
  Unveiled PicoP Gen2 display engine prototypes at the 2012 Consumer Electronics Show (CES) garnering a ‘CES Product of the Future’ award by Popular Science.
  Began shipments in February 2012 of PicoP Gen2 display engine design samples for customer evaluation.
  Revenue growth of 19% to $5.6 million in 2011 from $4.7 million in 2010.
  Reduction of 40% in cash used in operations to $27.9 million in 2011 compared to $46.2 million for 2010.

Other Notable 2011 Operating Achievements

  Cultivated business relationships with Apple, Intel, RIM and WOWee through distribution agreements for the award-winning SHOWWX+™ line of pico projectors for them to gain a better understanding of the emerging pico projection market and related applications.
  Sold PicoHUD™ development kits to automotive customers and signed an agreement with a major automotive manufacturer to incorporate MicroVision’s PicoHUD technology into its test vehicles.
  Highlighted unique value proposition of PicoP Gen2 technology by demonstrating Touch Interactive and 3D displays at CES in January that the company believes will unlock new use models for consumers on the move.

2011 Financial Results

MicroVision reported the following financial results for the quarter and year ended December 31, 2011, compared to the same periods one year ago.

  Grew annual revenue to $5.6 million in 2011, compared to $4.7 million in 2010. Revenue for the fourth quarter of 2011 was $1.5 million, compared to $683,000 for the same quarter in 2010.
  Reduced operating loss to $36.0 million for 2011, compared to $48.3 million in 2010, and $9.9 million for the fourth quarter of 2011 compared to $15.4 million for the same quarter in 2010. The decrease in operating loss for 2011 was driven by lower operating cost and lower inventory adjustments compared to prior year.
  Reduced net loss to $35.8 million, or $2.57 per share, compared to $47.5 million, or $4.17 per share for the prior year and $9.8 million, or $0.62 per share, compared to $15.4 million, or $1.27 per share for the same quarter a year ago. Per share numbers have been adjusted for a reverse stock split which became effective February 17, 2012.
  Decreased cash used in operations to $27.9 million in 2011, compared to $46.2 million for 2010, reflecting a 40 percent decrease from a year ago.

As of December 31, 2011, backlog was $2.1 million and cash and cash equivalents were $13.1 million.

2012 Objectives

“MicroVision heads into 2012 with a focused strategy for delivering the world’s first HD pico display solution,” stated Alexander Tokman, president and CEO of MicroVision. “With the significant progress we made last year and the expected availability of the direct green lasers, we plan to deliver a robust solution to Pioneer for its targeted mid-year product launch and to supply PicoP Gen2 display engines to other customers later in the year.”

Highlights of MicroVision’s 2012 plan include:

  Secure OEM commitments to design products using the PicoP Gen2 display engine.
  Launch commercial PicoP Gen2 display engine.
  Transition to core “Image by PicoP” ingredient brand model.

Secure OEM customer commitments to design products using the PicoP Gen2 display engine

The company is targeting OEMs in the consumer electronics, mobile entertainment, automotive, and industrial markets to define future products using the PicoP Gen2 technology.

MicroVision successfully completed the evaluation phase last year with Pioneer Corporation, delivering PicoP Gen2 display engine samples to them. Pioneer is now developing its HUD product which is expected to be introduced in the middle of 2012 and would be the first commercially available product with an embedded PicoP Gen2 display engine.

MicroVision recently began to deliver samples of the PicoP Gen2 display engine to additional OEMs for evaluation. During an evaluation phase, MicroVision provides design samples to prospective customers for their evaluation of the PicoP Gen2 display engine as a component they can embed in their future products. The company then provides design guidelines and engineering support in order to secure customer product development commitments and assist OEMs in the commercialization phase. During the later stages of an OEM’s product commercialization cycle, MicroVision would begin supplying commercial engines in larger volumes.

Launch the commercial PicoP Gen2 display engine

Commercial availability of the PicoP Gen2 display engine will be driven by the qualification and manufacturing readiness of three key elements: (1) direct green lasers by at least one manufacturer; (2) the laser module and display engine subsystems by Pioneer; and (3) the MEMS, electronics and systems controls.

Based on recent discussions with green laser suppliers, MicroVision currently believes that at least one manufacturer will be able to provide commercial direct green lasers to Pioneer and MicroVision by mid-2012 to enable Pioneer’s commercial product launch. Two additional suppliers now plan to introduce a commercial version of their lasers in the second half of 2012. At commercial introduction, direct green lasers are expected to meet all of the performance criteria necessary to launch the PicoP Gen2 display engine for automotive applications with Pioneer. To meet the display requirements for consumer applications, MicroVision identified and is developing PicoP Gen2 display engine system enhancements that are expected to be available to OEMs in the second half of 2012.

Transition to core “Image by PicoP” ingredient brand model

During 2012 MicroVision plans to transition to its core business model of enabling others to create products using its PicoP display engine technology, “Image by PicoP”. This ingredient brand strategy frees the company from developing the infrastructure necessary to develop and market end user products across multiple vertical markets and allows MicroVision to focus its resources on continuous innovation of its PicoP technology. For these reasons, the company believes that pursuing this strategy plays to its strengths as a technology company allowing OEMs to leverage their product development abilities and established product distribution networks.

Conference Call

The company will host a conference call today to discuss its financial and operating results for 2011, 2012 business strategy, and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing (866) 272-9941 (for U.S. participants) or (617) 213-8895 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 25048503. The call will also be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display engine technology platform which enables next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit us on:

Website: microvision.com
Blog: microvision.com/displayground
Twitter: twitter.com/microvision
Facebook: facebook.com/MicrovisionInc
YouTube: youtube.com/mvisvideo

MicroVision, SHOWWX, PicoMagic, PicoHUD and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development, expected product benefits, availability of direct green lasers and other risks relating to efforts by third parties, commercial contracting, operating results, and product commercialization, and those using words such as “expects”, “intends”, “plans”, “should”, “would”, “will” and “believe” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$13,075	$19,413
Investment securities, available-for-sale	8	13
Accounts receivable, net of allowances	463	1,116
Costs and estimated earnings in excess of billings on uncompleted contracts	70	137
Inventory	4,254	6,075
Current restricted investments	-	306
Other current assets	785	564
Total current assets	18,655	27,624

Property and equipment, net	2,347	4,169
Restricted investments	786	1,189
Intangible assets	2,048	2,233
Other assets	34	18
Total assets	$23,870	$35,233

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$7,341	$7,665
Accrued liabilities	5,113	4,135
Billings in excess of costs and estimated earnings on uncompleted contracts	156	81
Current portion of capital lease obligations	39	40
Current portion of long-term debt	93	85
Total current liabilities	12,742	12,006

Capital lease obligations, net of current portion	72	114
Long-term debt, net of current portion	67	159
Deferred rent, net of current portion	187	697
Other long-term liabilities	-	424
Total liabilities	13,068	13,400

Commitments and contingencies

Shareholders' Equity
Common stock at par value	136	102
Additional paid-in capital	425,539	400,791
Accumulated other comprehensive loss	(35)	(30)
Accumulated deficit	(414,838)	(379,030)
Total shareholders' equity	10,802	21,833
Total liabilities and shareholders' equity	$23,870	$35,233

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Product revenue	$1,023	$385	$4,338	$3,850
Contract revenue	481	298	1,279	890
Total revenue	1,504	683	5,617	4,740

Cost of product revenue	3,932	7,224	11,640	15,779
Cost of contract revenue	494	241	1,425	443
Total cost of revenue	4,426	7,465	13,065	16,222

Gross margin	(2,922)	(6,782)	(7,448)	(11,482)

Research and development expense	3,833	4,639	15,279	21,600
Sales, marketing, general and administrative expense	3,132	3,992	13,314	15,252
Gain on disposal of fixed assets	-	-	(11)	-
Total operating expenses	6,965	8,631	28,582	36,852

Loss from operations	(9,887)	(15,413)	(36,030)	(48,334)

Interest income	11	18	47	112
Interest expense	(12)	(14)	(46)	(62)
Realized loss on sale of investment securities	-	(127)	-	(127)
Gain (loss) on derivative instruments, net	-	(33)	-	842
Other income	82	149	221	109

Net loss	$(9,806)	$(15,420)	$(35,808)	$(47,460)

Net loss per share - basic and diluted	$(0.62)	$(1.27)	$(2.57)	$(4.17)

Weighted-average shares outstanding - basic and diluted	15,880	12,152	13,919	11,379

CONTACT:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629 (investors)
Callie Snyder (Edelman), 503-997-3440 (media/PR)